UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California		94065-1166
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 24, 2014, Saba Software, Inc., a Delaware corporation (the “Company”), completed an amendment (the “Wells Fargo Amendment”) to its existing credit facility with Wells Fargo Bank, National Association (“Wells Fargo”) in order to borrow an additional $5 million from Wells Fargo under the credit facility.

As previously reported, the Company amended both the Wells Fargo credit facility and the loan agreement with Vector Trading (Cayman), LP (“Vector”) on September 23, 2014 in order to accommodate an additional $15 million of debt financing from Vector and an additional $5 million of funding from Wells Fargo.

The current Wells Fargo Amendment completes the last element of the previously reported financing.

The $5 million of borrowing from Wells Fargo and the $15 million provided by Vector will be used to support general working capital needs as well as growth initiatives.

The Wells Fargo Amendment modifies the Amended and Restated Credit Agreement, dated as of June 27, 2011, as previously amended (the “Wells Fargo Credit Agreement”), between Wells Fargo and certain material domestic subsidiaries of the Company, primarily to increase the lending commitment of Wells Fargo from $40 million to $45 million.

A copy of the Wells Fargo Amendment is attached hereto as Exhibit 10.1 and the foregoing description of the Wells Fargo Amendment is qualified in its entirety by reference to Exhibit 10.1, as well as the Company’s prior filings of the Wells Fargo Credit Agreement and amendments thereto including those contained in the Company’s Form 8-K dated September 23, 2014, the Form 8-K dated February 28, 2014, the Form 8-K dated November 30, 2013, the Form 8-K dated July 5, 2013, the Form 8-K dated May 31, 2013 and the Form 8-K dated June 28, 2011.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment Number Six to the Credit Agreement, among the Company, HAL Acquisition Sub Inc., HumanConcepts, LLC, and Wells Fargo Bank, National Association, dated as of October 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: October 28, 2014	/s/ Mark Robinson
(Signature)
Mark Robinson
Chief Financial Officer